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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                              (AMENDMENT NO. __) 1/

                          ASPECT MEDICAL SYSTEMS, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title or Class of Securities)

                                    045235108
                                 (CUSIP Number)

                                 AUGUST 7, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               |_|      Rule 13d-1(b)
               |X|      Rule 13d-1(c)
               |_|      Rule 13d-1(d)

            1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the Notes).

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                              (Page 1 of 5 Pages)

CUSIP No. 045235108                                                  Page 2 of 5

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     1     NAME OF REPORTING PERSON

           Boston Scientific Corporation

           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           04-2695240
---------- ---------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) [_]
                                                                       (B) [_]

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     3     SEC USE ONLY


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     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware corporation
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                                 5    SOLE VOTING POWER             2,298,572

                             -------- ------------------------------------------
         NUMBER OF
          SHARES                 6    SHARED VOTING POWER                   0
       BENEFICIALLY
         OWNED BY            -------- ------------------------------------------
           EACH
         REPORTING               7    SOLE DISPOSITIVE POWER        2,298,572
          PERSON
           WITH              -------- ------------------------------------------

                                 8    SHARED DISPOSITIVE POWER              0

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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,298,572
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)                                               [_]

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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           11.9%
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   12      TYPE OF REPORTING PERSON*

           CO
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

CUSIP No. 045235108                                                  Page 3 of 5


ITEM 1(a).  NAME OF ISSUER:

            Aspect Medical Systems, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            141 Needham Street, Newton, MA 02462-1505

ITEM 2(a).  NAME OF PERSON FILING:

            Boston Scientific Corporation

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            One Boston Scientific Place, Natick, MA 01760-1537

ITEM 2(c).  CITIZENSHIP:

            Delaware, United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share, of Aspect Medical Systems, Inc.

ITEM 2(e).  CUSIP NUMBER:

            045235108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)   |_| Broker or dealer registered under Section 15 of the Act.

            (b)   |_| Bank as defined in Section 3(a)(6) of the Act.

            (c)   |_| Insurance company as defined in Section 3(a)(19) of the
                      Act.

            (d)   |_| Investment company registered under Section 8 of the
                      Investment Company Act.

            (e)   |_| Investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E).

            (f)   |_| Employee benefit plan or endowment fund in accordance with
                      Rule 13d-1(b)(1)(ii)(F).

            (g)   |_| Parent holding company, in accordance with Rule 13d-1(b)
                     (1)(ii)(G).

            (h)   |_| Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.

            (i)   |_| Church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act.

            (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

CUSIP No. 045235108                                                  Page 4 of 5

ITEM 4.     OWNERSHIP:

            (a) Amount beneficially owned: 2,298,572 shares

            (b) Percent of class:                   11.9%

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or direct the vote:      2,298,572 shares

               (ii) Shared power to vote or direct the vote:      Not applicable

              (iii) Sole power to dispose or to direct the
                    disposition of:                             2,298,572 shares

               (iv) Shared power to dispose or to direct the
                    disposition of:                               Not applicable

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable

ITEM 10.    CERTIFICATION:

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 045235108                                                  Page 5 of 5

                                    SIGNATURE

               After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                                  August 8, 2002




                              By:  /s/   Lawrence J. Knopf
                                 ---------------------------------------------
                                 Name:  Lawrence J. Knopf
                                 Title: Vice President and Assistant
                                        General Counsel